UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2011

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01  Entry into Material Definitive Agreement

On January 19, 2011 Merisel, Inc. (“Merisel” or the “Company”) entered into a Redemption Agreement (the “Agreement”) with Phoenix Acquisition Company II, L.L.C. (“Phoenix”), a wholly owned subsidiary of Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”), and the holder of 100% of the Company’s Convertible Preferred Stock and 69.3% of the Company’s outstanding common stock.

The Agreement provides for the redemption of the Company’s outstanding Convertible Preferred Stock, with a preference of approximately $34.6 million as of December 31, 2010, for $17.5 million, consisting of $3.5 million in cash plus the issuance of 140,000 shares of a new Series A Preferred Stock, at an original issue price of $100 per share (the “Series A Preferred”).  The Series A Preferred will have a six-year term and carries a 12% cumulative dividend, payable in cash and new shares of Series A Preferred.  The Agreement provides for closing as soon as all conditions, including delivery of the consent from the Company’s lender under its outstanding credit facility, have been fulfilled.

The Agreement was negotiated and recommended to the Board by its Special Committee, consisting of independent directors, which was formed by the Company’s Board of Directors on November 15, 2010.  The Agreement was approved by the Board of Directors on January 19, 2011.

The Agreement provides that, upon closing, the Company will enter into a registration rights agreement with Phoenix for both the Series A Preferred and the Company common stock owned by Phoenix, and will amend the Stock and Note Purchase Agreement, dated September 19, 1997 between Phoenix and the Company, to eliminate a “tagalong” provision for other common stockholders.  The Agreement sets a $1.25 per share “floor” for shares of common stock of the Company in connection with any offer by Phoenix or any transferee of its Series A Preferred or common stock which occurs within two years of closing.  This restriction does not apply to transferees who receive stock from Phoenix in a distribution to limited partners of the Fund or through a registered public offering.

The Series A Preferred will receive cumulative annual dividends at the rate of 12% per annum, payable quarterly in arrears and accruing regardless of whether they are declared by the Board or funds are legally available to pay them.  Any dividends declared by the Board and not paid by the Company in cash shall be paid in additional shares of Series A Preferred valued at $100 per share.  If the Company does not pay dividends in cash equal to at least 8% per share per annum, the rate of the dividend shall increase by 4% per annum to 16% per annum, which additional dividend shall be paid or accrue in additional shares of Series A Preferred.

The Series A Preferred has no conversion rights and will have no voting rights except (i) the right to elect a single additional member to the Company’s Board of Directors upon the Company’s failure for at least four consecutive quarters to pay at least an 8% cash dividend per annum; and (ii) to separately vote or consent to alter the terms of the Series A Preferred, create or increase the number or terms of shares of any class that is senior to or in parity with the Series A Preferred or to incur certain types of debt securities senior to the Series A Preferred, other than the Company’s existing credit facility or any replacement thereof.

The Series A Preferred must be redeemed by the Company on or prior to the sixth anniversary of issuance and may be redeemed by the Company, in whole or in part, at any time after the second anniversary, in each case at a price of $100 per share, plus any accrued but unpaid dividends.  If there is a change in control of the Company as a result of a sale of at least 75% of the fair market value of the Company’s assets, or as a result of the sale of a majority of the common stock by any holder other than Phoenix or a holder of the Series A Preferred, the holder(s) may redeem the Series A Preferred, upon notice, at a price of $101 per share, plus any accrued but unpaid dividends.

In a Form 8-K filed on December 20, 2010, the Company disclosed that Phoenix had entered into a preliminary agreement with Sun Graphics, LLC (“Sun”) in which Phoenix intended to sell all of its interests in the securities of Merisel.  The Company has been informed by Phoenix that the agreement with Sun has been terminated.  Phoenix has also informed the Company that, pursuant to the terms of the limited partnership agreement of the Fund, as amended (the “LP Agreement”), the period for the liquidation or distribution of the portfolio investments of the Fund, which include the Phoenix holdings in the Company, will expire on March 31, 2011.  Unless such term is extended, any portfolio assets of the Fund must be disposed of or distributed prior to that date, subject to the terms and conditions of the LP Agreement.

Item 7.01 Regulation FD Disclosure

On January 19, 2011, Merisel issued a press release announcing that it had entered into the Agreement.  A copy of the press release is attached hereto as an exhibit and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)

10.1	Redemption Agreement, between Merisel, Inc. and Phoenix Acquisition Company II, L.L.C., dated as of January 19, 2011.

99.1	Press Release dated January 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 19, 2011

Merisel, Inc.

By:	/s/ Donald R. Uzzi
Donald R. Uzzi Chairman, Chief Executive Officer and President